EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Auris Medical Holding AG (formerly Auris Medical AG):

We consent to the incorporation by reference in the registration statements (No. 333-200805 and No. 333-198037 on Form S-8 and No. 333-206710 on Form F-3) of Auris Medical Holding AG of our report dated March 18, 2014, with respect to the consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows of Auris Medical AG and subsidiaries for the year ended December 31, 2013, which report appears in the December 31, 2015 annual report on Form 20-F of Auris Medical Holding AG.

KPMG AG

/s/ Martin Rohrbach	/s/ Charles Errico
Martin Rohrbach	Charles Errico

Zurich, Switzerland

March 14, 2016